Exhibit 99.1
NEWS RELEASE

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Constellation Brands Further Evolves its Wine and
Spirits Portfolio to Focus on High Margin,
High Growth Brands

•	Announces sale of Canadian wine business for approximately C$1.03 billion

•	Reaches agreement to purchase Charles Smith Wines

•	Completes acquisition of High West Distillery and acquires a minority stake in Bardstown Bourbon Company

VICTOR, N.Y., Oct. 17, 2016 − Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today a number of transactions that will advance its strategy of focusing on premium, high-margin, and high-growth brands while building shareholder value.
Constellation has reached an agreement to sell its Canadian wine business to Ontario Teachers’ Pension Plan, the largest single-profession pension plan in Canada. The transaction, which includes Canadian wine brands such as Jackson-Triggs and Inniskillin, wineries, vineyards, offices, facilities, and Wine Rack retail stores is subject to regulatory approval and is expected to close by the end of the calendar year. Constellation Brands will continue ownership of Black Velvet Whisky and the related production facility in Lethbridge, Alberta, Canada.
“In April, we announced plans to explore an initial public offering for a portion of our Canadian wine business as part of our strategy to focus on premium, high margin and high growth brands. We seized the opportunity to sell the entire business in a value enhancing transaction when it presented itself,” said Rob Sands, president and chief executive officer, Constellation Brands. “The Canadian wine business is the leader in the Canadian wine market and is a long-term growth opportunity. Ontario Teachers’ Pension Plan is well-respected with a proven track record for supporting and growing their investments, so we know the business will be in good hands.”

The transaction is valued at approximately C$1.03 billion, which represents an EBITDA multiple in the 12 times range when factoring in a full year of projected fiscal 2017 Canadian wine business EBITDA. The company expects to receive cash proceeds, net of repayment of outstanding debt, of approximately C$750 million, subject to closing adjustments, and expects to recognize an after-tax gain for fiscal 2017, which will be excluded from the company’s comparable basis diluted earnings per share.
Further enhancing its U.S. wine portfolio, Constellation announced today an agreement to acquire the Charles Smith Wines collection of five super and ultra-premium wines for approximately $120 million. The transaction, expected to close in October, includes Kung Fu Girl Riesling, Velvet Devil Merlot, Boom Boom! Syrah, Eve Chardonnay and Chateau Smith Cabernet Sauvignon. With this acquisition, Constellation Brands will solidify its position as the second leading supplier of Washington State wines, gaining a collection of high quality wines that have strong consumer affinity and demand, and have shown double-digit volume growth over the last three years.
Related to its spirits portfolio, Constellation has completed its previously announced High West Distillery acquisition. The acquisition includes all of High West’s operations and its portfolio of distinctive, award-winning and high-end American straight whiskeys. With High West, which has experienced double-digit volume growth year over year for the past three years, Constellation Brands enters the dynamic and profitable high-end craft whiskey segment. Additionally, as part of the company’s venture activity, Constellation recently acquired a minority stake in Bardstown Bourbon Company. “Investing in Bardstown, the largest new whiskey distillery in the U.S., jumpstarts our opportunity to further explore innovation in the brown spirits category,” said Sands. “With the acquisition of High West and the opportunity to work with Bardstown Bourbon Company, we are strategically advancing our spirits business with access to high-quality supply and state-of the-art production capabilities.”
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. Constellation is a Fortune 500® company and one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world’s leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Casa Noble Tequila.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans, objectives of management, and expectations relating to after-tax gain, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.
The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such results will in fact occur or will occur on the timetables contemplated hereby. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The transaction with Ontario Teachers’ Pension Plan is subject to certain closing conditions, including receipt of any necessary regulatory approvals. There can be no assurance the transaction between Constellation Brands and Ontario Teachers’ Pension Plan will occur or will occur on the contemplated terms and timetable. The transaction with Charles Smith Wines LLC is subject to certain closing conditions, including receipt of regulatory approval, and there can be no assurance the transaction will occur or will occur on the contemplated terms or timetable.
In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including completion of the announced transactions, the accuracy of projections, and other factors and uncertainties disclosed from time-to-time in Constellation Brands, Inc.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2016, which could cause actual future performance to differ from current expectations.